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                                                                    Exhibit 15.1

                           [LETTERHEAD OF KPMG LLP]


The Board of Directors
Mellon Bank Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the related Prospectus regarding Mellon Bank Corporation's Stock Option Plan for Affiliate Boards of Directors (1999) of our report dated January 14, 1999, relating to the consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Mellon Bank Corporation.

/s/ KPMG LLP
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Pittsburgh, Pennsylvania
April 2, 1999